CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2008, relating to the financial statements and financial highlights, which appear in the December 31, 2007 Annual Report to Shareholders of Analytic Short-Term Income Fund and Analytic Global Long-Short Fund, two of the funds constituting The Advisors' Inner Circle Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 25, 2008